Exhibit 99.6

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial statements combine the historical consolidated financial statements of IntercontinentalExchange, Inc. (“ICE”) and NYSE Euronext, giving effect to the merger transactions consummated on November 13, 2013 pursuant to which ICE acquired NYSE Euronext under a newly formed holding company, IntercontinentalExchange Group, Inc. (“ICE Group”), which is referred to as the “mergers.” The unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2013 and for the year ended December 31, 2012 combine the historical consolidated statements of income of ICE and the historical consolidated statements of operations of NYSE Euronext, giving effect to the mergers as if they had been consummated on January 1, 2012, the beginning of the earliest period presented. The unaudited pro forma condensed combined balance sheet combines the historical condensed consolidated balance sheet of ICE and the historical condensed consolidated balance sheet of NYSE Euronext as of September 30, 2013, giving effect to the mergers as if they had been consummated on September 30, 2013. The historical consolidated financial statements of NYSE Euronext have been adjusted to reflect certain reclassifications in order to conform to ICE’s financial statement presentation.

The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting in accordance with U.S. generally accepted accounting principles (“US GAAP”) with ICE considered the acquirer of NYSE Euronext for accounting purposes. Under the acquisition method of accounting, the purchase price is allocated to the underlying NYSE Euronext tangible and intangible assets acquired and liabilities assumed based on their respective fair market values as of the acquisition date with any excess purchase price allocated to goodwill.

ICE Group has not completed the detailed valuation studies necessary to arrive at the required estimates of the fair value of the NYSE Euronext assets acquired and the liabilities assumed and the related allocations of purchase price, nor has it identified all adjustments necessary to conform NYSE Euronext’s accounting policies to ICE’s accounting policies. As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analyses are performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial statements presented below. ICE Group has estimated the fair value of NYSE Euronext’s assets and liabilities based on discussions with former members of NYSE Euronext’s management, preliminary valuation studies, due diligence and information presented in NYSE Euronext’s public filings. The valuations will be finalized as soon as practicable within the required measurement period, but in no event later than one year following completion of the mergers. Any increases or decreases in the fair value of relevant balance sheet amounts upon completion of the final valuations will result in adjustments to the pro forma balance sheet and/or statements of income. The final purchase price allocation may be different than that reflected in the pro forma purchase price allocation presented herein, and this difference may be material.

Assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial statements (the “pro forma adjustments”) are described in the accompanying notes. The historical consolidated financial statements have been adjusted in the pro forma condensed combined financial statements to give effect to pro forma events that are: (1) directly attributable to the mergers; (2) factually supportable; and (3) with respect to the pro forma statements of income, expected to have a continuing impact on the combined results of ICE and NYSE Euronext following the mergers. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the mergers occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of ICE Group following the mergers.

The unaudited pro forma condensed combined financial statements, although helpful in illustrating the financial characteristics of ICE Group under one set of assumptions, do not reflect the benefits of expected cost savings (or associated costs to achieve such savings), opportunities to earn additional revenue, or other factors that may result as a consequence of the mergers and, accordingly, do not attempt to predict or suggest future results. Specifically, the unaudited pro forma condensed combined statements of income exclude projected operating efficiencies and synergies expected to be achieved as a result of the mergers. The projected operating synergies include approximately $450 million in combined annual cost synergies expected to be realized within three years of closing the mergers (inclusive of $150 million related to NYSE Euronext’s current cost savings program, known as Project 14). Of these expense synergies, 80% are expected to be realized within two years of closing. The unaudited pro forma condensed combined financial statements also exclude the effects of costs associated with any restructuring or integration activities or asset dispositions resulting from the mergers, as they are currently not known, and to the extent they occur, are expected to be non-recurring and were not incurred as of the closing date of the mergers. However, such costs could affect the combined company following the mergers in the period the costs are incurred or recorded. Further, the unaudited pro forma condensed combined financial statements do not reflect the effect of any regulatory actions that may impact the results of ICE Group following the mergers.

The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•	the historical audited consolidated financial statements of ICE as of and for the year ended December 31, 2012, included in ICE’s Annual Report on Form 10-K for the year ended December 31, 2012;

•	the historical unaudited consolidated financial statements of ICE as of and for the nine months ended September 30, 2013, included in ICE’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2013;

•	the historical audited consolidated financial statements of NYSE Euronext as of and for the year ended December 31, 2012, included in NYSE Euronext’s Annual Report on Form 10-K for the year ended December 31, 2012; and

•	the historical unaudited condensed consolidated financial statements of NYSE Euronext as of and for the nine months ended September 30, 2013, included in NYSE Euronext’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2013.

INTERCONTINENTALEXCHANGE, INC. AND NYSE EURONEXT

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013

(In thousands, except per share amounts)

	Historical Statement of Income Information		Pro Forma
	ICE	NYSE Euronext	Adjustments	Notes		ICE Group Combined
Revenues:
Transaction and clearing fees, net	$898,465	$1,845,000				$2,743,465
Market data fees	121,246	265,000				386,246
Listing fees	—	334,000	$(107)	(a	)
			(70,400)	(b	)	263,493
Technology service fees	—	231,000	(8,484)	(a	)	222,516
Other	41,666	173,000				214,666

Total revenues	1,061,377	2,848,000	(78,991)			3,830,386
Transaction-based expenses:
Section 31 fees	—	214,000				214,000
Liquidity payments, routing and clearing	—	849,000				849,000

Total revenues less transaction-based expenses	1,061,377	1,785,000	(78,991)			2,767,386

Operating Expenses:
Compensation and benefits	192,396	465,000				657,396
Technology and communications	36,124	125,000				161,124
Professional services	22,979	199,000				221,979
Rent and occupancy	22,721	89,000				111,721
Acquisition-related transaction expenses and exit costs	32,387	54,000	(52,864)	(c	)	33,523
Selling, general and administrative	28,229	78,000	(8,591)	(a	)	97,638
Depreciation and amortization	99,625	188,000	(100)	(d	)
			(35,600)	(e	)	251,925

Total operating expenses	434,461	1,198,000	(97,155)			1,535,306

Operating income	626,916	587,000	18,164			1,232,080
Other expense, net	26,371	62,000	8,123	(f	)	96,494

Income before income taxes	600,545	525,000	10,041			1,135,586
Income tax expense	160,459	34,000	4,094	(g	)	198,553

Net income	$440,086	$491,000	$5,947			$937,033

Net income attributable to noncontrolling interest	(10,006)	(14,000)				(24,006)

Net income attributable to Combined Company	$430,080	$477,000	$5,947			$913,027

Earnings per share attributable to Combined Company common shareholders:
Basic	$5.91	$1.96				$7.95

Diluted	$5.86	$1.95				$7.90

Weighted average common shares outstanding:
Basic	72,787	243,000	(200,870)	(h	)	114,917

Diluted	73,370	245,000	(202,746)	(h	)	115,624

INTERCONTINENTALEXCHANGE, INC. AND NYSE EURONEXT

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2012

(In thousands, except per share amounts)

	Historical Statement of Income Information		Pro Forma
	ICE	NYSE Euronext	Adjustments	Notes		ICE Group Combined
Revenues:
Transaction and clearing fees, net	$1,185,195	$2,393,000				$3,578,195
Market data fees	146,789	348,000				494,789
Listing fees	—	448,000	$(128)	(a	)
			(88,000)	(b	)	359,872
Technology service fees	—	341,000	(1,025)	(a	)	339,975
Other	30,981	219,000				249,981

Total revenues	1,362,965	3,749,000	(89,153)			5,022,812
Transaction-based expenses:
Section 31 fees	—	301,000				301,000
Liquidity payments, routing and clearing	—	1,124,000				1,124,000

Total revenues less transaction-based expenses	1,362,965	2,324,000	(89,153)			3,597,812

Operating Expenses:
Compensation and benefits	251,152	601,000				852,152
Technology and communications	45,764	176,000				221,764
Professional services	33,145	299,000				332,145
Rent and occupancy	19,329	119,000				138,329
Acquisition-related transaction expenses and exit costs	19,359	134,000	(17,174)	(c	)	136,185
Selling, general and administrative	36,699	126,000	(1,153)	(a	)	161,546
Depreciation and amortization	130,502	260,000	(1,000)	(d	)
			(47,500)	(e	)	342,002

Total operating expenses	535,950	1,715,000	(66,827)			2,184,123

Operating income	827,015	609,000	(22,326)			1,413,689
Other expense, net	37,323	139,000	9,336	(f	)	185,659

Income before income taxes	789,692	470,000	(31,662)			1,228,030
Income tax expense	227,955	105,000	(11,977)	(g	)	320,978

Net income	$561,737	$365,000	$(19,685)			$907,052

Net income attributable to noncontrolling interest	(10,161)	(17,000)				(27,161)

Net income attributable to Combined Company	$551,576	$348,000	$(19,685)			$879,891

Earnings per share attributable to Combined Company common shareholders:
Basic	$7.59	$1.39				$7.66

Diluted	$7.52	$1.39				$7.61

Weighted average common shares outstanding:
Basic	72,712	250,000	(207,870)	(h	)	114,842

Diluted	73,366	250,000	(207,815)	(h	)	115,551

INTERCONTINENTALEXCHANGE, INC. AND NYSE EURONEXT

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2013

(In thousands)

	Historical Balance Sheet Information		Pro Forma
	ICE	NYSE Euronext	Adjustments	Notes		ICE Group Combined
ASSETS
Current assets:
Cash and cash equivalents	$1,537,266	$404,000	$(957,465)	(i	)
			(152,000)	(j	)
			(125,744)	(k	)	$706,057
Short-term investments	36,524	33,000				69,524
Short-term restricted cash and investments	161,645	—	152,000	(j	)	313,645
Customer accounts receivable, net	175,826	399,000				574,826
Margin deposits and guaranty funds	43,440,692	—				43,440,692
Prepaid expenses and other current assets	37,654	176,000				213,654

Total current assets	45,389,607	1,012,000	(1,083,209)			45,318,398

Property, plant & equipment, net	201,673	893,000	(149,000)	(l	)
			(115,000)	(l	)	830,673
Other noncurrent assets:
Goodwill	1,961,606	4,191,000	3,291,387	(m	)	9,443,993
Other intangible assets, net	803,915	5,803,000	113,000	(l	)
			2,480,000	(n	)	9,199,915
Long-term restricted cash	160,751	—				160,751
Long-term investments	329,962	343,000	(102,000)	(v	)	570,962
Other noncurrent assets	37,396	156,000				193,396

Total other noncurrent assets	3,293,630	10,493,000	5,782,387			19,569,017

Total assets	$48,884,910	$12,398,000	$4,435,178			$65,718,088

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$94,530	$455,000	$(9,985)	(o	)	$539,545
Accrued salaries and benefits	42,638	184,000				226,638
Current portion of long-term debt	448,824	213,000	450,000	(p	)	1,111,824
Deferred revenue	23,998	225,000	$(196,000)	(q	)	52,998
Margin deposits and guaranty funds	43,440,692	—				43,440,692
Other current liabilities	95,127	—				95,127

Total current liabilities	44,145,809	1,077,000	244,015			45,466,824

Noncurrent liabilities:
Noncurrent deferred tax liability, net	192,398	1,362,000	1,390,056	(r	)
			237,800	(q	)
			(39,399)	(s	)
			(14,760)	(l	)
			(47,150)	(l	)	3,080,945
Long-term debt	341,765	2,088,000	1,878,245	(s	)
			(400,000)	(p	)	3,908,010
Deferred revenue	—	384,000	(384,000)	(q	)	—
Other noncurrent liabilities	118,880	582,000				700,880

Total noncurrent liabilities	653,043	4,416,000	2,620,792			7,689,835

Total liabilities	44,798,852	5,493,000	2,864,807			53,156,659

Redeemable noncontrolling interest	15,388	273,000				288,388

EQUITY
Shareholders’ equity
Common stock	804	3,000	(3,000)	(t	)
			424	(u	)	1,228
Treasury stock	(740,365)	(966,000)	966,000	(t	)	(740,365)
Additional paid-in capital	1,960,130	7,934,000	(7,934,000)	(t	)
			8,346,706	(u	)	10,306,836
Retained earnings	2,938,752	827,000	(942,759)	(t	)
			(50,000)	(p	)	2,772,993
Accumulated other comprehensive loss	(117,452)	(1,187,000)	1,187,000	(t	)	(117,452)

Total shareholders’ equity	4,041,869	6,611,000	1,570,371			12,223,240
Noncontrolling interest in consolidated subsidiaries	28,801	21,000				49,801

Total equity	4,070,670	6,632,000	1,570,371			12,273,041

Total liabilities and equity	$48,884,910	$12,398,000	$4,435,178			$65,718,088

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Pro Forma Presentation

Overview

On November 13, 2013, ICE, through a newly formed holding company, ICE Group, consummated its acquisition of NYSE Euronext. As a result of the mergers, ICE and NYSE Euronext became wholly-owned subsidiaries of ICE Group. The total purchase price for the mergers was $11.1 billion based on the closing price of ICE’s common stock on November 12, 2013 ($197.80 per share) and consisted of cash, shares of ICE Group common stock, and replacement share-based payment awards. Each issued and outstanding share of NYSE Euronext common stock (except for excluded shares and dissenting shares) was converted into the right to receive 0.1703 of a share of ICE Group common stock and $11.27 in cash (this is referred to as the “standard election amount”). NYSE Euronext stockholders also had the right to make either a cash election to receive $33.12 in cash (“cash election”), or a stock election to receive 0.2581 of a share of ICE Group common stock (“stock section”), for their NYSE Euronext shares. Both the cash election and the stock election were subject to the proration and adjustment procedures set forth in the Amended and Restated Agreement and Plan of Merger dated as of March 19, 2013 (the “Merger Agreement”). Because the stock consideration was substantially oversubscribed, the consideration received by the holders who elected the stock consideration was prorated pursuant to the terms of the Merger Agreement. Based on the proration, NYSE Euronext stockholders who elected to receive the standard election amount and those who failed to make a valid election received the standard election amount, NYSE Euronext stockholders who made a cash election received $33.12 in cash, and NYSE Euronext stockholders who made a stock election received 0.171200756 shares of ICE Group common stock and $11.154424 in cash. As a result, the NYSE Euronext stockholders received in the aggregate 42,133,549 shares of ICE Group common stock (which includes shares issued under certain NYSE Euronext equity awards that vested as a result of the mergers) and approximately $2.74 billion in cash. The overall mix of the $11.1 billion of aggregate merger consideration paid by ICE and ICE Group is 75% shares and 25% cash. In the mergers, each share of common stock of ICE issued and outstanding immediately prior to the effective time of the mergers was converted into the right to receive one share of ICE Group common stock. In the aggregate, former ICE shareholders will receive 72,913,847 shares of ICE Group common stock.

The unaudited pro forma condensed combined financial statements (the “pro forma financial statements”) have been prepared assuming the mergers are accounted for using the acquisition method of accounting under US GAAP with ICE treated as the acquiring entity for accounting purposes. Accordingly, under acquisition accounting, the total purchase price is allocated to the acquired net tangible and identifiable intangible assets of NYSE Euronext based on their respective fair values, as further described below.

To the extent identified, certain reclassifications have been reflected in the pro forma adjustments to conform NYSE Euronext’s financial statement presentation to that of ICE, as described in Note 2. However, the pro forma financial statements may not reflect all adjustments necessary to conform the accounting policies of NYSE Euronext to those of ICE due to limitations on the availability of information as of the date of these pro forma financial statements.

The pro forma adjustments represent management’s estimates based on information available as of the date of these pro forma financial statements and are subject to change as additional information becomes available and additional analyses are performed. The pro forma financial statements do not reflect the impact of possible revenue or earnings enhancements, cost savings from operating efficiencies or synergies, or asset dispositions. Also, the pro forma financial statements do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the mergers that are not expected to have a continuing impact. Further, one-time transaction-related expenses incurred prior to, or concurrent with, the closing of the mergers are not included in the pro forma statements of income. However, the impact of such transaction expenses are reflected in the pro forma balance sheet as decreases to retained earnings and cash.

The pro forma statements of income for the nine months ended September 30, 2013 and for the year ended December 31, 2012 combine the historical consolidated statements of income of ICE and the historical consolidated statements of operations of NYSE Euronext, giving effect to the mergers as if they had been consummated on January 1, 2012, the beginning of the earliest period presented. The pro forma balance sheet combines the historical consolidated balance sheet of ICE and the historical consolidated balance sheet of NYSE Euronext as of September 30, 2013, giving effect to the mergers as if they had been consummated on September 30, 2013.

Total Purchase Price

The total purchase price of $11.1 billion was determined based on NYSE Euronext’s shares of common stock and awards outstanding under NYSE Euronext’s stock plan (which we refer to as equity awards), as of the closing date. In all cases in which ICE’s closing stock price is a determining factor in arriving at the final merger consideration, the stock price used for the total purchase price is the closing price of ICE’s common stock on November 12, 2013 of $197.80 per share.

(In thousands, except per share data)	Shares	Per Share	Purchase Consideration
Cash consideration for outstanding NYSE Euronext common stock	243,292	$11.27	$2,741,904

Total Cash Consideration			2,741,904

Shares of ICE Group common stock exchanged for NYSE Euronext common stock outstanding (1)	41,433	$197.80	8,195,384
ICE Group stock options exchanged for NYSE Euronext stock options outstanding (2)	3	$109.30	431
Shares of ICE Group common stock exchanged for NYSE Euronext time-based restricted stock units outstanding that do not require post-combination service (3)	697	$197.80	137,852
ICE Group time-based restricted stock units exchanged for NYSE Euronext time-based restricted stock units outstanding that require post-combination service (3)	174	$197.80	8,592
ICE Group time-based restricted stock units exchanged for NYSE Euronext performance-based restricted stock units outstanding (4)	64	$197.80	4,871

Total Stock Consideration	42,371		8,347,130

Total Purchase Price			$11,089,034

(1)	Number of shares of ICE Group common stock issued was determined based on the conversion factor of 0.1703 of a share of ICE Group common stock for each issued and outstanding share of NYSE Euronext common stock.
(2)	Number of ICE Group stock options issued was determined based on the 17,183 outstanding NYSE Euronext stock options multiplied by an exchange factor of 0.2275 per award. As defined in the Merger Agreement, the exchange factor is equal to the equity exchange factor of 0.1703 plus i) $11.27 divided by ii) the 10-day volume weighted average ICE stock price ending prior to the second to last trading day prior to the closing date of $196.86. The fair value of $109.30 per award was calculated using the Black-Scholes option pricing model. The entire fair value of the ICE awards has been attributed to stock consideration as those awards require no post-combination service. The impact of the exchange of NYSE Euronext stock appreciation rights was excluded from the calculation presented above as their associated stock consideration value would not be material.
(3)	Of the 3,827,174 total outstanding time-based restricted stock units of NYSE Euronext common stock, 3,063,418 vested upon the closing of the mergers and the fair value of the shares of ICE Group issued in the satisfaction of these awards is included in the stock consideration presented above as no post-combination service is required. Restricted shares of ICE Group stock were issued in replacement of the remaining 763,756 outstanding NYSE Euronext shares of restricted stock units. As these awards require post-combination service, the fair value of the replacement ICE Group time-based restricted share awards has been allocated between the pre- and post-combination service period, with 25% of the amount allocated to the pre-combination period included as purchase price in the table above. The amount allocated to the post-combination service period will be expensed prospectively by ICE Group. The number of ICE Group shares and time-based restricted stock units issued for these awards was based on an exchange factor of 0.2275, as calculated in footnote (2) above.
(4)	Each of the 281,145 outstanding performance-based restricted stock units of NYSE Euronext common stock were deemed to have their performance condition satisfied as of the date of the mergers. ICE Group issued replacement time-based restricted share units and the number of units issued was based on an exchange factor of 0.2275, as calculated in footnote (2) above. Only 39% of the fair value of the replacement awards is included in the stock consideration presented above, as this amount represents the fair value attributable to the service period completed prior to the closing date of the mergers. The remaining service period will be completed post-merger and future vesting and expense will be recognized accordingly.

Preliminary Estimated Purchase Price Allocation

The total purchase price described above has been allocated to NYSE Euronext’s tangible and intangible assets and liabilities for purposes of these pro forma financial statements based on their estimated relative fair values assuming the mergers were completed on the pro forma balance sheet date presented. The final purchase price allocation will be determined after completion of a thorough analysis to determine the fair value of NYSE Euronext’s tangible assets and liabilities, including fixed assets and investments, and identifiable intangible assets and liabilities. Accordingly, the purchase price allocation adjustments are preliminary and the final acquisition accounting adjustments, including those resulting from conforming NYSE Euronext’s accounting policies to those of ICE, could differ materially from the pro forma adjustments presented herein. Any increase or decrease in the fair value of NYSE Euronext’s tangible and identifiable intangible assets and liabilities, as compared to the information shown herein, would also change the portion of purchase price allocable to goodwill and could impact the operating results of ICE Group following the mergers due to differences in amortization related to these assets and liabilities. The total purchase price was allocated based on NYSE Euronext’s balance sheet as of September 30, 2013 as follows (in thousands):

NYSE Euronext historical equity	$6,611,000
NYSE Euronext historical goodwill	(4,191,000)
NYSE Euronext historical intangible assets	(5,803,000)
Fair value adjustment of fixed assets	(115,000)
Fair value adjustment of developed technology	(36,000)
Fair value adjustment of deferred revenue	580,000
Fair value adjustment of debt assumed	(93,806)
Fair Value adjustment of long term investments	(102,000)
Deferred tax impact of fair value adjustment – fixed assets	47,150
Deferred tax impact of fair value adjustment – developed technology	14,760
Deferred tax impact of fair value adjustment – deferred revenue	(237,800)
Deferred tax impact of fair value adjustment – debt assumed	39,399
Deferred tax liability on historical intangible assets	1,316,000

Net tangible liabilities assumed	(1,970,297)
Preliminary identifiable intangible assets	8,283,000
Deferred tax liabilities on preliminary identifiable intangible assets	(2,706,056)
Preliminary goodwill	7,482,387

Total Purchase Price	$11,089,034

Preliminary identifiable intangible assets in the pro forma financial statements consist of anticipated intangibles derived from national securities exchange registrations, customer relationships and trade names, of which customer relationships and certain trade names are amortizable. The amortization related to these amortizable identifiable intangible assets is reflected as a pro forma adjustment to the pro forma statements of income using the straight-line method. Management has determined the estimated remaining useful life of these assets based on its consideration of relevant factors. An indefinite remaining useful life for national securities exchange registrations has been estimated since the registrations represent rights to operate exchanges in perpetuity based on the long history of the NYSE Euronext exchanges acquired and the expectation that a market participant would continue to operate them indefinitely. Indefinite remaining useful lives for the NYSE and Euronext trade names have been estimated based on their long history in the marketplace, their continued use following the mergers, and their importance to the business of NYSE Euronext and prominence in the industry. A three year remaining useful life for the Liffe trade name has been estimated based on the period in which ICE expects a market participant would use the name prior to rebranding and the length of time the name is expected to maintain recognition and value in the marketplace. An average 20 year remaining useful life for customer relationships has been estimated based on the projected economic benefits associated with this asset. The 20 year estimated useful life represents the approximate point in the projection period in which a majority of the asset’s cash flows are expected to be realized based on assumed attrition rates. These assumptions have been based on discussions with former members of NYSE Euronext management due to the limits on each company’s ability to share certain information prior to the closing of the mergers, including access to NYSE Euronext’s historical customer data.

The identifiable intangible assets and related amortization are preliminary and have been based on discussions with former members of NYSE Euronext’s management, preliminary valuation studies, due diligence and information presented in public filings. As discussed above, the amount that will ultimately be allocated to identifiable intangible assets and liabilities, and the related amount of amortization, may differ materially from this preliminary allocation. In addition, the periods impacted by amortization expense will ultimately be based upon the periods in which we expect to derive the associated economic benefits or detriments. Therefore, the amount of amortization expense may differ significantly between periods based upon the final value assigned to, and amortization methodology used for, each identifiable intangible. Intangible amortization has been presented in one line item on the pro forma statements of income; however, the ultimate classification of intangible amortization expense could differ materially, depending upon the final determination of the nature and amount of each identifiable intangible asset and liability.

The deferred tax liabilities above represent the estimated tax effect on the identifiable intangibles as there will be no tax basis in these assets. This determination is preliminary and subject to change based upon the final determination of the fair value of the identifiable intangible assets.

Goodwill represents the excess of the total purchase price over the fair value of the underlying net assets. Goodwill is not amortized to earnings, but instead is reviewed for impairment at least annually, absent any indicators of impairment.

2. Pro Forma Adjustments

The unaudited pro forma condensed combined statements of income reflect the following adjustments:

a)	To eliminate listing and technology fees charged between NYSE Euronext and ICE.

b)	To remove revenue relating to the amortization of deferred revenue balances, net of revenue recognized for listings that occurred in 2013 and 2012, that have been eliminated in the pro forma adjustments. See adjustment q) below.

c)	To remove acquisition-related transaction costs related to the mergers, including $27.6 million and $25.3 million incurred by ICE and NYSE Euronext, respectively, for the nine months ended September 30, 2013 and $9.2 million and $8.0 million, respectively, incurred by ICE and NYSE Euronext for the year ended December 31, 2012, respectively.

d)	To record $45.1 million and $60.1 million in amortization expense for the nine months ended September 30, 2013 and for the year ended December 31, 2012, respectively, on the acquired intangible assets described in adjustment n) below. To eliminate $45.2 million and $61.1 million in amortization expense for the nine months ended September 30, 2013 and for the year ended December 31, 2012, respectively, related to NYSE Euronext historical intangible assets.

e)	To eliminate $35.6 million and $47.5 million in depreciation expense for the nine months ended September 30, 2013 and for the year ended December 31, 2012, respectively, related to the fair value adjustments of developed technology and fixed assets described in adjustment l) below.

f)	To reduce interest income earned on ICE cash on hand used to fund a portion of the cash merger consideration and to record interest expense on $1.8 billion in combined debt incurred by ICE Group and ICE to fund a portion of the cash merger consideration consisting of $400.0 million of borrowings by ICE under the revolving portion of its aggregate $2.6 billion senior unsecured credit facilities (the “Credit Facilities”) and $600.0 million 2.50% Senior Notes due 2018 (the “2018 Notes”) and $800 million 4.00% Senior Notes due 2023 (the “2023 Notes” and, together with the 2018 Notes the “ICE Group Public Notes”) issued by ICE Group (as described in Note 3 below). In addition, to record interest expense on $450.0 million of borrowings under its $600.0 million 364 day senior unsecured revolving credit facility (the “364 day Credit Facility”) used to prepay ICE’s 4.13% senior notes, Tranche A, due November 9, 2018, and 4.69% senior notes, Tranche B, due November 9, 2021 (collectively, the “ICE Private Notes”) and to fund the associated make whole payment Further, to record increased interest expense on ICE’s current outstanding term loans and unused Revolving Facility in accordance with the terms of the Credit Facilities. Finally, to reduce interest expense for the ICE Private Notes prepaid and to reduce interest expense for the amortization of the adjustment to NYSE Euronext’s existing U.S. and European bonds (as described in Note 3) to record them at fair market value.

	Nine Months Ended September 30, 2013	Year Ended December 31, 2012
	(In thousands)
ICE interest income earned on cash paid for merger consideration	$2,122	$1,626
Interest expense incurred on new debt	39,398	51,904
Increase in interest expense on outstanding ICE term loans based on higher interest rate	3,157	4,690
Increase in commitment fees resulting from higher undrawn commitment fee rate under the Revolving Facility	1,943	3,057
Reduction of interest expense from the prepayment of the ICE Private Notes	(13,328)	(17,640)
Reduction of interest expense from the amortization of the fair value adjustment to the existing NYX Eurobonds and NYX Senior Notes	(25,169)	(34,301)

Pro forma adjustment to other expense	$8,123	$9,336

For purposes of the pro forma interest expense incurred, ICE Group has used (i) on the $400.0 million of borrowings by ICE under the Revolving Facility to fund a portion of the cash merger consideration, an interest rate of 0.35% per annum, (ii) on the ICE Group Public Notes an interest rate of 2.50% and 4.00% for the 2018 Notes and 2023 Notes, respectively, and (iii) on the $450.0 million of debt incurred to prepay the ICE Private Notes, an average interest rate of 0.35%. Borrowings under ICE’s Revolving Facility and 364 Day Credit Facility are expected to be refinanced under a commercial paper program. Any such refinancings are subject to market conditions and other factors outside the control of ICE Group and ICE and there can be no assurance that ICE and ICE Group will be able to refinance such borrowings. In addition, additional interest expense is recorded related to ICE’s outstanding term loans and unused commitment fee on ICE’s Revolving Facility based on a presumed higher rate of interest in accordance with the terms of the agreements and the associated changes in the leverage ratios. See Note 3 for more information on these financing transactions related to the mergers.

g)	To record the tax effect on pro forma adjustments at a combined U.S. (federal and state) statutory income tax rate of 41% for the nine months ended September 30, 2013 and 38% for the year ended December 31, 2012.

h)	To adjust the weighted average number of shares outstanding based on the cash and stock elections made by NYSE Euronext stockholders as of the closing date of the mergers, as well as the dilutive impact of the NYSE Euronext restricted stock and stock option awards to be exchanged for ICE Group stock awards in connection with the mergers, as follows:

	Nine Months Ended September 30, 2013	Year Ended December 31, 2012
	(In thousands)
Basic:
Elimination of NYSE Euronext historical weighted average shares	(243,000)	(250,000)
ICE Group estimated incremental shares issued to NYSE Euronext stockholders related to the mergers	41,433	41,433
Issuance of ICE Group common stock in exchange for outstanding NYSE Euronext restricted stock awards	697	697

Weighted average share adjustment, net	(200,870)	(207,870)

Diluted:
Elimination of NYSE Euronext weighted average shares	(245,000)	(250,000)
ICE Group estimated incremental shares issued to NYSE Euronext stockholders related to the mergers	41,433	41,433
Issuance of ICE Group common stock in exchange for outstanding NYSE Euronext restricted stock awards	697	697
Dilutive impact of NYSE Euronext stock awards assumed by ICE Group	124	55

Weighted average share adjustment, net	(202,746)	(207,815)

The unaudited pro forma condensed combined balance sheet reflects the following adjustments:

i)	To reflect the use of ICE cash on hand to fund a portion of the cash merger consideration, as described in Note 1 above, equal to the $2.7 billion aggregate cash-consideration, less the $1.8 billion in debt incurred by ICE Group and ICE, net of $15.6 million in debt issuance costs.

j)	To reclassify minimum cash balances to be maintained in certain markets to restricted cash to conform to ICE’s accounting policy.

k)	To reflect the impact of $185.8 million estimated transaction costs paid by both ICE and NYSE Euronext prior to, or concurrent with, the closing of the mergers, net of $60.1 million paid through September 30, 2013. Of the combined $185.8 million in estimated transaction costs, $81.4 million relates to investment banker fees as specified in the relevant agreements. The remaining $104.4 million in estimated transaction costs primarily relate to professional fees associated with the mergers, including legal, accounting, tax, regulatory filing and printing fees to be paid to third parties based on actual expenses incurred to date and each party’s best estimate of its remaining fees as provided to ICE and NYSE Euronext.

l)	To eliminate $149.0 million historical NYSE Euronext developed technology (and to record the related $14.8 million in deferred tax assets) and record its estimated fair value of $113.0 million as an intangible asset in connection with purchase accounting. In addition, to reduce historical fixed assets by $115.0 million (and to record the related $47.2 million in deferred tax assets) to reflect estimated fair value in connection with purchase accounting. ICE will continue to assess the fair value of all property, plant and equipment, as integration decisions are made. Therefore, fair value adjustments to these assets may change and will be accounted for accordingly if and when such a determination is made.

m)	To eliminate $4.2 billion of historical NYSE Euronext goodwill and record $7.4 billion of goodwill resulting from the mergers. See Note 1 above for preliminary estimated purchase price allocation.

n)	To reflect the elimination of $5.8 billion of historical intangible assets of NYSE Euronext and the recording of $8.3 billion of identifiable intangible assets related to the mergers. The estimated intangible assets attributable to the mergers are comprised of the following:

	Estimated Fair Value (In thousands)	Estimated remaining useful life (in years)	Estimated amortization expense for the nine months ended September 30, 2013 (In thousands)	Estimated amortization expense for year ended December 31, 2012 (In thousands)
National securities exchange registrations	$6,890,000	Indefinite	N/A	N/A
Customer relationships	1,068,000	17 to 25	$41,300	$55,100
Trade names	325,000	3 to Indefinite	3,750	5,000

Total	$8,283,000		$45,050	$60,100

As part of these preliminary estimates, national securities exchange registrations and customer relationships were valued using the excess earnings approach and trade names were valued using the relief-from-royalty method under the income approach. Amortization expense was calculated using a straight-line method. See Note 1 for a discussion of the estimated remaining useful life for each intangible asset category identified above.

o)	To remove accrued acquisition-related transaction costs related to the mergers.

p)	To record $450.0 million in short term debt incurred under the 364 Day Credit Facility for the prepayment of $400.0 million of long term debt consisting of the ICE Private Notes plus an additional $50.0 million of debt required to fund the associated make whole payment required under the terms of the note purchase agreement relating to the ICE Private Notes. See Note 3 for more information on these financing transactions.

q)	To eliminate $580.0 million in deferred revenue balances (and the related $237.8 million in deferred tax assets) relating to NYSE Euronext original listing fees to reflect that, following the completion of the mergers, the combined company does not have a legal performance obligation to their customers.

r)	To record a deferred tax liability of $2.7 billion related to the $8.3 billion estimated fair value of identifiable intangible assets at an estimated blended statutory income tax rate of 33% for the relevant U.S. and foreign taxing jurisdictions, and to eliminate $1.3 billion of NYSE Euronext historical deferred tax liabilities associated with historical identifiable intangible assets.

s)	To record debt of $1.8 billion incurred to fund a portion of the cash merger consideration, net of $15.6 million in unamortized discount and debt issuance costs. See Note 3 for more information on these financing transactions. In addition, to record an increase of $93.8 million to the historical NYSE Euronext outstanding debt at its fair value (and to record the related $39.4 million in deferred tax assets) as of September 30, 2013, based on current public debt prices.

t)	To eliminate NYSE Euronext’s historical equity balances that remain after adjusting for the mergers and to reflect estimated transaction costs as discussed above in adjustments k) and o).

u)	To reflect the issuance of 42.4 million shares of ICE Group common stock in connection with the mergers (par value of $0.01 per share), as discussed in Note 1, valued at a per share price of $197.80, which was the closing price of ICE common stock on November 12, 2013.

v)	To reflect the estimated fair value of long term investments.

3. Financing Considerations

The pro forma financial statements reflect, as summarized in Note 1, that the purchase price for the mergers was $11.1 billion, comprised of $8.3 billion in equity consideration (including the issuance of 42.4 million shares of ICE Group common stock in exchange for outstanding shares of NYSE Euronext common stock, restricted stock and stock options) and $2.7 billion in cash consideration. ICE funded the cash portion of the purchase price by using $941.9 million, net of debt issuance costs of $15.6 million, from ICE’s existing unrestricted cash balances, $400.0 million of borrowings under ICE’s Revolving Facility, and the $1.4 billion in net proceeds of ICE Group’s offering of the ICE Group Public Notes during October 2013.

ICE has (i) the Credit Facilities in an aggregate amount of $2.6 billion, of which $1.8 billion was available to be borrowed by ICE for general corporate purposes as of September 30, 2013 and (ii) the 364 Day Credit Facility in an aggregate amount of $600.0 million, of which $450.0 million was borrowed to fund the prepayment of ICE’s Private Notes, and the related make whole payment. The Credit Facilities consist of an aggregate $500.0 million five-year senior unsecured term loan facility of which $390.6 million is outstanding as of September 30, 2013 and an aggregate $2.1 billion five-year senior unsecured multicurrency revolving credit facility, or Revolving Facility. The Credit Facilities mature in November 2016 and the 364 Day Facility matures in July 2014.

The outstanding debt of the combined company in the pro forma balance sheet as of September 30, 2013 consists of:

(i)	$1.8 billion of ICE Group Public Notes, net of unamortized discount and debt issuance costs of $15.6 million,

(ii) $400.0 million of borrowings under ICE’s Revolving Facility, at an interest rate of 0.35%, to fund a portion of the cash merger consideration,

(iii) $450.0 million of borrowings under the 364 Day Credit Facility at an interest rate of 0.35% to fund the prepayment of $400.0 million aggregate principal amount of the ICE Private Notes and the $50.0 million make whole payment associated with the prepayment,

(iv) ICE’s term loan facility, which had $390.6 million outstanding with a 1.45% interest rate as of September 30, 2013,

(v) NYSE Euronext’s European bonds (June 2015 maturity), which have $1.2 billion outstanding with a 5.375% interest rate as of September 30, 2013 (plus an additional $98.0 million pro forma adjustment to record the debt to its fair value),

(vi) NYSE Euronext’s U.S. bonds (October 2017 maturity), which have $850.0 million outstanding with a 2.0% interest rate as of September 30, 2013 (plus an additional $(4.2) million pro forma adjustment to record the debt to its fair value),

(vii) $71.0 million accrued but unpaid interest as of September 30, 2013 on NYX Eurobonds and NYX Senior Notes, and

(viii) $184.0 million of borrowings under the Revolving Facility to fund the repayment of NYSE Euronext’s outstanding obligations under its commercial paper program as of September 30, 2013.

On November 13, 2013, the closing date of the mergers, the actual amount of NYSE Euronext’s outstanding obligations under its commercial paper program repaid by ICE was $350.0 million. ICE borrowed an additional $500.0 million on the closing date to fund the repayment of the commercial paper program in full as well as to fund certain expenses relating to the closing of the mergers. The increased repayment amount and additional borrowings by ICE are not reflected in the pro forma financial statements.

ICE intends to refinance the new borrowings under the Revolving Facility and the 364 Day Credit Facility through the issuance of new debt, which ICE expects will be in the form of a commercial paper program. Management currently anticipates an average interest rate on the commercial paper program of 0.35% based on current market conditions and other factors. Because ICE intends to proceed with the refinancing, ICE believes it is more representative of the ongoing interest expense related to the $450.0 million of borrowings under the 364 Day Credit Facility and the $400.0 million borrowings under the Revolving Facility to use the anticipated average interest rate on commercial paper of 0.35% in computing the interest expense for the pro forma periods in lieu of the applicable interest rate under the Revolving Facility and the 364 Day Credit Facility, which is 2.5%.